UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Iterum Therapeutics plc

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

The following communication was sent or made available commencing on July 6, 2023 to certain shareholders of Iterum Therapeutics plc

July 6, 2023

Dear Iterum Shareholder,

An extraordinary general meeting of the shareholders (“EGM”) of Iterum Therapeutics plc (“Iterum”, “we”, “us” or “our”) is scheduled for August 1, 2023.

Our records indicate that we have not yet received your vote. Our board of directors unanimously recommends that you vote “FOR” the proposal outlined in the proxy statement that was previously sent to you (also available at www.proxyvote.com). Irish law requires that Iterum gets a super-majority vote of 75% in favor of this proposal.

The sole purpose of the proposal before the EGM is to extend the current pre-emption rights opt-out that Iterum has had since 2015 and to expand the opt-out to cover the additional shares authorized in May. I have enclosed with this letter a copy of the presentation made available to shareholders on our website summarizing the proposal to be put before the shareholders at the EGM.

Importance of Proposal

•
Iterum’s shareholders granted the company the authority to issue up to an additional 60,000,000 shares at the annual shareholders meeting held in May of this year. The Board can still issue these newly approved shares even without the proposed pre-emption rights opt-out. However, such an issuance would entail a more onerous, drawn out, costly process for Iterum, which would likely result in more dilution to shareholders.

•
Approval of this proposal will allow us to continue to execute our business strategy. This includes the continued clinical development of oral sulopenem which is currently being evaluated in a Phase 3 clinical trial for the treatment of uncomplicated urinary tract infections in adult women.

•
Iterum is listed in the U.S. on the Nasdaq Capital Market, and as such, must follow U.S. capital markets practices and governance standards, similar to our U.S. incorporated peer companies.This pre-emption opt-out approval is required solely because we are incorporated in Ireland. Companies incorporated in the United States are not subject to similar share issuance restrictions.

REMEMBER: Your vote is important, no matter how large or small your holdings may be. Please take a moment to vote your shares “FOR” the proposal set out in the proxy.

Please refer to the enclosed voting instruction form to vote today by internet, telephone, or mail. Thank you in advance for your support of Iterum and your consideration of this extremely important matter. If you have any questions about the proposal or about how to vote your shares can contact us by email to IR@iterumtx.com, or by calling +353 1 9038354.

Very truly yours,

Judith M. Matthews

Chief Financial Officer

Iterum Therapeutics plc

Fitzwilliam Court, 1st Floor, Leeson Close, Dublin 2, D02 YW24 | +353-1-6694820 |

Directors: David G. Kelly, Mark Chin (USA), Corey N. Fishman (USA), Beth P. Hecht (USA), Ronald M. Hunt (USA), Michael Dunne (USA)

Registered in Ireland | Company Number 563531

www.iterumtx.com